AS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 21, 2004

REGISTRATION NO. 333-83690

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WIND RIVER SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-2873391
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

500 Wind River Way

Alameda, California 94501

(510) 748-4100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MICHAEL W. ZELLNER

Senior Vice President, Finance and Administration

Wind River Systems, Inc.

500 Wind River Way

Alameda, CA 94501

(510) 748-4100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: This Post-Effective Amendment deregisters those securities that remain unsold hereunder as of the effective date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

This Post-Effective Amendment shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Securities Exchange Commission, acting pursuant to said Section 8(c), may determine.

Deregistration of Securities

On March 4, 2002, Wind River Systems, Inc. (“Wind River”) filed a Registration Statement on Form S-3 (File No. 333-83690) (the “Registration Statement”) covering $150,000,000 aggregate principal amount of its 3.75% convertible subordinated notes due December 15, 2006 (the “Notes”) and the shares of Wind River’s common stock issuable upon conversion of the Notes. Wind River filed the Registration Statement pursuant to the terms of a registration rights agreement entered into between Wind River and the initial purchasers of the Notes in a private placement (the “Registration Rights Agreement”). Wind River amended the Registration Statement on April 19, 2002, May 20, 2002 and June 7, 2002. On June 7, 2002, the Securities and Exchange Commission declared the Registration Statement effective.

In accordance with the undertaking contained in the Registration Statement pursuant to item 512(a)(3) of Regulation S-K, Wind River is filing this Post-Effective Amendment to remove from registration all aggregate principal amount of the Notes and the shares of common stock issuable upon conversion of the Notes that remain unsold under the Registration Statement as of the date hereof, calculated to be $51,295,000 aggregate principal amount of Notes and 2,127,099 shares of common stock into which such Notes are convertible (at a conversion price of $24.115), based on the records of Wind River’s trustee for the Notes and Wind River’s transfer agent. Wind River is seeking deregistration of these securities because its obligation to maintain the effectiveness of the Registration Statement pursuant to the Registration Rights Agreement has expired.

Accordingly, Wind River is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister such aggregate principal amount of the Notes and such number of shares of common stock issuable upon conversion of the Notes registered pursuant to the Registration Statement as remain unsold thereunder as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California, on the 21st day of September 2004.

WIND RIVER SYSTEMS, INC.

By:	/s/ Michael W. Zellner
Senior Vice President, Finance and Administration and Chief Financial Officer

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS POST-EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT ON FORM S-3 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

Signature	Title	Date

/s/ Kenneth R. Klein (Kenneth R. Klein)	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	Sept. 21, 2004

/s/ Michael W. Zellner (Michael W. Zellner)	Senior Vice President, Finance and Administration and Chief Financial Officer (Principal Financial Officer)	Sept. 21, 2004

/s/ John C. Bolger (John C. Bolger)	Director	Sept. 21, 2004

/s/ William B. Elmore (William B. Elmore)	Director	Sept. 21, 2004

/s/ Jerry L. Fiddler (Jerry L. Fiddler)	Director	Sept. 21, 2004

/s/ Narendra K. Gupta (Narendra K. Gupta)	Director	Sept. 21, 2004

/s/ Grant M. Inman (Grant M. Inman)	Director	Sept. 21, 2004

/s/ Harvey C. Jones (Harvey C. Jones)	Director	Sept. 21, 2004

(Standish H. O’Grady)	Director